Exhibit 99.1

         Possis Medical, Inc. Reports Third-Quarter Results;
                       Meets Earnings Guidance;
 Maintains Strong Balance Sheet; Preparing for New Product Introductions
                         and Clinical Studies

    MINNEAPOLIS--(BUSINESS WIRE)--May 24, 2005--Possis Medical, Inc. (NASDAQ:POSS), today reported sales of $15.1 million for the third fiscal quarter ended April 30, 2005, versus $19.3 million for the year-ago period. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales for the three months were $14.7 million, compared with $18.9 million in the year-ago period and $15.6 million for the fiscal 2005 second quarter. Net income per diluted share for the third quarter was $0.06 versus $0.16 in the prior-year period. Net income per diluted share was consistent with the Company's previously issued guidance. The Company's cash and marketable securities position rose to $42.2 million at the April quarter end from $41.6 million at the end of the fiscal 2005 second quarter. The increase was primarily due to positive operating cash flow partially offset by $1.6 million invested to repurchase 172,000 shares of common stock during the quarter.
    "The year-over-year decrease in sales and earnings was due to the AiMI study's impact on coronary customer order patterns," said Robert
G. Dutcher, Possis Medical CEO. "Despite these pressures, we met our guidance--delivering profitability for the 17th consecutive quarter--expanded our customer base, maintained a strong balance sheet, and continued to invest in and make progress on new product introductions."
    During the third quarter, Possis expanded its installed base of U.S. drive units by 3 percent sequentially, and as of April 30, 2005, had 1,461 drive units in the field domestically. Peripheral product sales in the third quarter grew 23 percent year over year, and the Company believes the decline in coronary product sales has stabilized, based on the most recent coronary customer order trends.
    Said Dutcher, "With the impact of the AiMI study largely behind us, we are confident that Possis will return to growth beginning in our fiscal 2005 fourth quarter. We anticipate building top-line sales gains and double-digit bottom-line growth in fiscal 2006. We believe in Possis' future and growth prospects, and that confidence is reflected in part by our continuing share repurchase program."
    The Company's gross margin rate was 72 percent in the third quarter, compared to 75 percent a year ago and 74 percent in the second quarter of fiscal 2005. Possis sold 44 U.S. drive units in the quarter, versus 79 in the prior-year period and 49 in the second quarter of fiscal 2005. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 7.8 in the third quarter, compared to 8.3 in the second quarter of fiscal 2005, and 10.8 in the prior-year period.
    Selling, general and administrative expenses (SG&A) decreased 7 percent compared to the year-ago period. The decrease is due mainly to a reduction in incentives and commissions, offset partially by sales force expansion and increased employee medical benefit costs. Third-quarter R&D expense increased by approximately $181,000 from the prior-year period, largely due to the timing of expenses incurred for various R&D projects, including the development of the next-generation Ultra Console and Combined System for the catheter and pump set disposables.
    Said Dutcher, "The prior three quarters have been challenging, but we have never wavered in our strong belief in the safety, effectiveness and advantages of our pioneering AngioJet System, and we continue to invest in clinical studies, new products and applications to advance the technology."

    Product Trials to Drive Future Growth

    Possis is in the final stages of planning a new AngioJet System clinical study in heart attack patients with visible thrombus. This will be an international, multi-center, prospective, randomized trial of the AngioJet System followed by direct stenting versus direct stenting alone in patients with thrombus-containing ST-elevation myocardial infarction (STEMI) lesions. The co-principal investigators will be Dr. David Antoniucci of Florence, Italy, and Dr. Antonio Columbo, of Milan, Italy.
    Said Dr. Antoniucci, "Our single-center Florence experience employed a specific thrombectomy technique different from what has been more common in the U.S. We expect this new study will confirm our initial results and the efficacy of AngioJet thrombectomy in acute myocardial infarction. Our goal is to begin enrollment in this study as early as this summer."
    Added Dr. Columbo, "Building on the reported success of Dr. Antoniucci's experience with the AngioJet System to treat STEMI lesions, we expect that the new multi-center study, employing the already-proven Florence technique, will confirm more broadly the clinical value of the AngioJet System in treating thrombus-containing STEMI lesions, when appropriate patient selection is applied."
    The new study will specify the use of drug-eluting stents in all patients. Said Dutcher, "We believe there is a growing appreciation for the value of removing thrombus with the AngioJet System before deploying a drug-eluting stent. We are pleased that this new study brings these two key technologies together to address the serious medical challenge posed by thrombosed STEMI lesions." A meeting of study investigators is taking place this week at the Paris Course on Revascularization meeting in France. Possis anticipates that the study will be conducted at 10 high-volume STEMI treatment centers, and enroll about 500 patients.
    Added Dutcher, "We are also actively working with key U.S. interventional cardiologists at leading centers to define additional U.S. clinical research to study AngioJet thrombectomy in coronary vessels, specifically including saphenous vein grafts. We will announce these plans as they are finalized."
    He concluded, "These new prospective trial initiatives, combined with our ongoing efforts to present real-world registry experience of AngioJet System use in coronary thrombus, including STEMI patients, are designed to demonstrate the benefit of AngioJet System treatment for intracoronary thrombus."
    In addition, the Company is continuing to work with key clinical researchers to define the parameters of future clinical studies of the AngioJet System for treating deep vein thrombosis (DVT) and pulmonary embolism (PE), and currently expects to conduct an FDA-approved investigational device exemption (IDE) clinical trial of one or both of these applications, starting in fiscal 2006.

    New Product Releases

    Over the past several quarters, Possis has focused its R&D efforts on specific new and enhanced products, and several are now poised for market introduction.
    The Company is making considerable progress in its growing portfolio of AngioJet System catheters:

    -- Following on the success of the first rapid exchange version of the XMI(R) catheter, a new generation design featuring several improvements including an atraumatic soft tip and more flexible shaft is currently in limited market release. Early customer feedback for this new XMI-RX Plus catheter has been positive and a full market release is expected at the end of our fiscal 2005 fourth quarter.

    -- In addition, the first rapid exchange version of the companion XVG(R) catheter, the XVG-RX, is in late phase development, and is scheduled to be introduced in fiscal 2006.

    -- Also, Possis has entered limited market release with the new DVX(TM) catheter for use in peripheral arteries. The DVX catheter was conceived and designed in response to requests for more effective removal of older, tougher thrombus, especially in larger peripheral arteries. Customer response to this new product has been very favorable as well.

    The GuardDOG(R) occlusion system, a balloon guidewire temporary occlusion system designed to work with AngioJet, System is in late development phase work for both 0.014" and 0.035" diameter guidewire platforms. The Company anticipates that these models will be introduced in the first half of fiscal 2006, depending on the schedule needed to complete the remaining development testing and to obtain appropriate regulatory clearances.
    Finally, the Company expects the next generation AngioJet Ultra console to be submitted to the FDA in a pre-market approval (PMA) supplement by the end of the summer. The new Ultra console, along with the new integrated catheter and pump sets, is designed to improve ease of use by significantly reducing the steps required to prepare the system for patient treatment. Approval is expected during the second half of fiscal 2006.

    Outlook

    For the current year ended July 31, 2005, the Company expects sales to be approximately $65 million, with gross margins in the low- to mid-70s, as a percent of sales. Net income per diluted share is estimated to be in the range of $0.32-$0.35. For the 2006 fiscal year, Possis' preliminary guidance anticipates sales in the range of $69-$74 million, with gross margins in the mid-70s, as a percent of sales. Preliminary estimates for diluted EPS in fiscal 2006 are in the range of $0.40-$0.50 per share. The EPS guidance for fiscal 2006 excludes the impact of implementing FAS No. 123(R), which requires all companies to measure compensation expense for all share-based payments (including employee stock options) at fair value and recognize the expense over the related service period.
    "We are pleased both to be projecting upcoming growth and at the number of promising trials and new product launches that we have as we move forward," concluded Dutcher.
    The Company will host a conference call on Wednesday, May 25, 2005 at 9:30 a.m. Central Time. Bob Dutcher, Chairman, President & CEO, and Jules Fisher, CFO, will discuss the third-quarter operating results, as well as update the Company's product development, clinical and regulatory initiatives.
    To join the conference call, dial 888-889-7567 (toll - 517-645-6377) by 9:25 a.m., and give the password "Conference" and leader "Mr. Bob Dutcher."
    A webcast of the conference call can be accessed through www.possis.com, under the Investors tab. The webcast can also be accessed through www.fulldisclosure.com, for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for 30 days.
    A replay of the conference call will be available from noon Central Time on Wednesday, May 25 through Friday, May 27 at 11:59 p.m. Central Time. Dial toll-free 1-866-485-0036 (toll - 203-369-1608).
    Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    Some of the statements in this press release constitute "forward-looking statements." These statements include our estimates of future revenue, gross margins, expenses, earnings per share, new product introductions, clinical studies, and the impact of the results of the AiMI trial. There are a number of risks and uncertainties that could cause the assumptions upon which we base these forward-looking statements to be inaccurate and could cause our actual results to differ materially from those expressed in the forward-looking statements. Our actual results could vary if our sales and marketing efforts are not effective in re-establishing coronary product usage, if we are not able to effectively manage new product development timelines, and if we are unable to generate suitable clinical data to support growing use of the AngioJet System in coronary and peripheral applications. These and other factors that could impact our future results are described in more detail in Exhibit 99 to the our Form 10-K for the year ended July 31, 2004, filed with the Securities and Exchange Commission.


                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
      FOR THE THREE AND NINE MONTHS ENDED April 30, 2005 AND 2004
                              (UNAUDITED)

                      Three Months Ended        Nine  Months Ended
                    April 30,    April 30,    April 30,    April 30,
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Product sales      $15,101,977  $19,329,399  $48,772,849  $52,380,364
Cost of sales and
 other expenses:
  Cost of medical
   products          4,155,261    4,781,377   12,743,018   12,567,753
  Selling, general
   and admini-
  strative           6,858,222    7,379,482   21,126,743   20,753,549
  Research and
   development       2,589,657    2,408,544    7,631,492    6,514,655
                   ------------ ------------ ------------ ------------
    Total cost of
     sales and
     other
     expenses       13,603,140   14,569,403   41,501,253   39,835,957
                   ---------------------------------------------------
Operating income     1,498,837    4,759,996    7,271,596   12,544,407
  Interest income      320,095      197,748      913,228      518,670
  Loss on sale of
   securities         (121,105)          --     (101,074)     (34,033)
                   ------------ ------------ ------------ ------------

Income before
 income taxes        1,697,827    4,957,744    8,083,750   13,029,044
Provision for
 income taxes          682,000    1,862,051    3,205,886     4,87,951
                   ------------ ------------ ------------ ------------

Net Income           1,015,827    3,095,693    4,877,864    8,141,093

Other
 comprehensive
 income, net of
 tax
Unrealized gains
 (loss) on
 securities              9,000     (155,000)       4,000       (4,000)
                   ------------ ------------ ------------ ------------

Comprehensive
 income             $1,024,827   $2,940,693   $4,881,864   $8,137,093
                   ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
    Basic           17,405,676   18,002,188   17,722,145   17,850,256
    Diluted         17,871,140   19,791,622   18,470,555   19,397,477

Net income per
 common share:
    Basic                $0.06        $0.17        $0.28        $0.46
                   ============ ============ ============ ============
    Diluted              $0.06        $0.16        $0.26        $0.42
                   ============ ============ ============ ============


AngioJet Key Business Indicators
----------------------------------------------------------------------
                           Q3-04    Q4-04    Q1-05    Q2-05    Q3-05
----------------------------------------------------------------------
U.S. AngioJet Revenue -
 $(000)                   $18,899  $19,650  $17,199  $15,585  $14,690
----------------------------------------------------------------------
U.S. Drive Units Sold          79       59       49       49       44
----------------------------------------------------------------------
U.S. Drive Units in the
 Field                      1,255    1,317    1,371    1,422    1,461
----------------------------------------------------------------------
U.S. Catheter Utilization    10.8     10.8      9.3      8.3      7.8
----------------------------------------------------------------------
Gross Margin %                 75%      76%      75%      74%      72%
----------------------------------------------------------------------
EPS Diluted - After Tax     $0.16    $0.18    $0.11    $0.09    $0.06
----------------------------------------------------------------------


                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)


ASSETS                                         April 30,    July 31,
                                                 2005        2004
                                             ------------ ------------
CURRENT ASSETS
  Cash and cash equivalents                   $3,203,322   $8,411,784
  Marketable securities                       39,017,483   39,759,403
  Trade receivables (less allowance for
   doubtful accounts and returns of $632,000
   and $536,000 respectfully)                  7,655,043   10,232,180
  Inventories                                  6,123,597    5,389,653
  Prepaid expenses and other assets              671,407      958,616
  Deferred tax asset                             890,000      890,000
                                             ------------ ------------
     Total current assets                     57,560,852   65,641,636

PROPERTY AND EQUIPMENT, net                    5,063,387    5,073,775

OTHER ASSETS
  Deferred tax assets                         12,371,596   15,103,949
  Other assets                                   421,421      201,341
                                             ------------ ------------

TOTAL ASSETS                                 $75,417,256  $86,020,701
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable                      $1,438,776   $1,791,694
  Accrued salaries, wages, and commissions     2,313,249    4,228,804
  Other liabilities                            2,410,531    2,222,465
                                             ------------ ------------
     Total current liabilities                 6,162,556    8,242,963

COMMITMENTS AND CONTINGENCIES
Other liabilities                                421,421      160,536

SHAREHOLDERS' EQUITY
  Common stock-authorized, 100,000,000
   shares of $.40 par value each; issues and
   outstanding, 17,280,663 and 18,254,942
   shares, respectively                        6,912,265    7,301,977
  Additional paid-in capital                  75,167,465   88,434,540
  Unearned compensation                          (24,000)     (15,000)
  Accumulated other comprehensive loss          (132,000)    (136,000)
  Retained deficit                           (13,090,451) (17,968,315)
     Total shareholders' equity               68,833,279   77,617,202
                                             ------------ ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $75,417,256  $86,020,701
                                             ============ ============

    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             jules.fisher@possis.com